September 26, 2019

Jeffrey Peck
Chief Executive Officer
The Peck Company Holdings, Inc.
4050 Williston Road, #511
South Burlington, Vermont 05403

       Re: The Peck Company Holdings, Inc.
           Registration Statement on Form S-3
           File No. 333-233931
           Filed September 25, 2019

Dear Mr. Peck:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jacqueline Kaufman, Staff Attorney, at 202-551-3797 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Consumer
Products